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                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES



1.   The Company holds 100% of the outstanding capital stock of:

     The University of Phoenix, Inc.
     Institute for Professional Development
     Apollo Development Corporation
     Apollo Press, Inc.
     Online, Inc.
     Apollo Education Corporation
     Western International University, Inc.
     College for Financial Planning Institutes Corporation
     Apollo Learning Group, Inc.
     International Education Partners, Inc.
     Apollo Investments, Inc.

2. The University of Phoenix, Inc. holds 100% of the outstanding capital stock of:

     The University of Phoenix, Inc. (Michigan)
     Apollo Canada Holding Company

3. The College for Financial Planning Institutes Corporation holds 100% of the outstanding capital stock of:

     College for Financial Planning, Inc.

4. Western International University, Inc. holds 100% of the outstanding capital stock of:

     W.I.U. (London) Limited

5. Apollo Canada Holding Company holds 100% of the outstanding capital stock of:

     University of Phoenix, ULC